Exhibit 99.2

Amended Merger Agreement Synergistic Combination Delivering Compelling Strategic and Financial Benefits and Long - Term Value for Stockholders April 2025

Legal Information 2 IMPORTANT ADDITIONAL INFORMATION In connection with the proposed acquisition of Akoya Biosciences, Inc. (“Akoya” or “AKYA”) by Quanterix Corporation (“Quanterix” or “QTRX”), Quanterix will file with the Securities and Exchange Commission (“SEC”) a post - effective amendment to its registration statement on Form S - 4 (as so amended, the “Registration Statement”), which will contain a preliminary proxy statement of Akoya and a preliminary prospectus of Quanterix (the “Proxy Statement/Prospectus”), and each of Quanterix and Akoya have, and may in the future, file with the SEC other relevant documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY QUANTERIX AND AKOYA, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QUANTERIX, AKOYA AND THE PROPOSED TRANSACTION. A definitive copy of the Proxy Statement/Prospectus will be mailed to Akoya stockholders when that document is final. Investors and security holders will be able to obtain the Registration Statement and the Proxy Statement/Prospectus, as well as other filings containing information about Quanterix and Akoya, free of charge from Quanterix or Akoya or from the SEC’s website when they are filed. The documents filed by Quanterix with the SEC may be obtained free of charge at Quanterix’s website, at www.quanterix.com, or by requesting them by mail at Quanterix Investor Relations, 900 Middlesex Turnpike, Billerica, MA 01821. The documents filed by Akoya with the SEC may be obtained free of charge at Akoya’s website, at www.akoyabio.com, or by requesting them by mail at Akoya Biosciences, Inc., 100 Campus Drive, 6th Floor, Marlborough, MA 01752 ATTN: Chief Legal Officer. PARTICIPANTS IN THE SOLICITATION Quanterix and Akoya and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Akoya in respect of the proposed transaction. Information about Akoya’s directors and executive officers is available in the Proxy Statement/Prospectus and Akoya’s proxy statement dated April 23, 2024, for its 2024 Annual Meeting of Stockholders, and other documents filed by Akoya with the SEC. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement/Prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the definitive Proxy Statement/Prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Quanterix or Akoya as indicated above. NO OFFER OR SOLICITATION This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the transaction contemplated by the Merger Agreement (the “Merger”), nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U . S . Securities Act of 1933 , as amended .

Legal Information (Continued) 3 CAUTIONARY STATEMENT REGARDING FORWARD - LOOKING STATEMENTS Statements included in this presentation which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward - looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward - looking statements are based on, among other things, projections as to the anticipated benefits of the proposed transaction as well as statements regarding the impact of the proposed transaction on Quanterix’s business and future financial and operating results, the amount and timing of synergies from the proposed transaction and the closing date for the proposed transaction. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward - looking statements. Quanterix and Akoya caution readers that forward - looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement entered into between Quanterix and Akoya; the outcome of any legal proceedings that may be instituted against Quanterix or Akoya; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and the approval of Akoya’s stockholders or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; the possibility that the anticipated benefits and synergies of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Quanterix and Akoya do business; the possibility that the proposed transaction may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; changes in Quanterix’s share price before the closing of the proposed transaction; risks relating to the potential dilutive effect of shares of Quanterix common stock to be issued in the proposed transaction; and other factors that may affect future results of Quanterix, Akoya and the combined company. Additional factors that could cause results to differ materially from those described above can be found in Quanterix’s Annual Report on Form 10 - K for the year ended December 31, 2024, Akoya’s Annual Report on Form 10 - K for the year ended December 31, 2024, and in other documents Quanterix and Akoya file with the SEC, which are available on the SEC’s website at www.sec.gov. USE OF NON - GAAP FINANCIAL MEASURES To supplement Quanterix's preliminary financial information presented on a GAAP basis, Quanterix has provided certain non - GAAP financial measures, including adjusted gross margin and adjusted gross profit (non - GAAP). Management uses these non - GAAP measures to evaluate our operating performance in manner that allows for meaningful period - to - period comparison and analysis of trends in our business and our competitors. Management believes that presentation of these non - GAAP measures provides useful information to investors in assessing our operating performance within our industry and in order to allow comparability to the presentation of other companies in our industry. The non - GAAP financial information presented herein for Quanterix and Akoya should be considered in conjunction with, and not as a substitute for, the financial information presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non - GAAP measures to their most directly comparable GAAP financial measure set for the herein. Quanterix is not able to reconcile its forward - looking adjusted gross margin (non - GAAP) measure for itself or Akoya because the Company cannot predict the timing and amounts of certain discrete items, which could significantly impact GAAP results.

Table of Contents 4 5 Executive Summary I 15 The Combination Offers Stockholders the Greatest Opportunity for Value Creation II 37 The Amended Transaction Is the Result of a Rigorous Process Led by an Unconflicted Transaction Committee and an Independent Board of Directors III 46 Conclusion IV 49 Appendix V

I. Executive Summary 5

Amended Transaction Overview

Consideration	Total consideration to be paid to AKYA stockholders is valued at approximately **$66 million**[1] under the amended terms AKYA stockholders to receive **$0.38** in cash and **0.1461** QTRX shares per share of AKYA
Ownership	QTRX stockholders to own **~84%** of combined entity, up from ~71% under the original terms AKYA stockholders to own **~16%** of combined entity, down from ~29% under the original terms
Pro Forma Financial Profile	**~$220 million** annual revenue[2] **~$155 million** cash and no debt at close[3]; projected cash flow breakeven in **2026**
Governance	QTRX's Board to continue to consist of 9 directors (7 existing QTRX directors and 2 AKYA designees) QTRX's CEO Masoud Toloue and CFO Vandana Sriram will serve as CEO and CFO, respectively, at the combined company, which will continue to operate under the Quanterix name
Timing	Expected transaction close in Q2 2025 Subject to AKYA stockholder approval and other customary closing conditions Stockholders owning more than 50% of AKYA common stock have entered into a voting agreement in support of the transaction

Quanterix
Discovery Fueled by Ultra-Sensitivity

1. *Based on Quanterix's closing stock price on April 25, 2025.*
2. *For the fiscal year ended December 31, 2024.*
3. *Assumes that the deal closes in Q2 2025.*

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Executive Summary 7 The Combination Provides Stockholders the Best Opportunity for Value Creation ▪ The transaction brings together complementary offerings to establish a market leader with an integrated platform for identifying and measuring biomarkers across both blood and tissue ▪ The combination positions Quanterix to expand its technology portfolio into new, high - growth markets, expanding its served addressable market from $1B to $5B in the research market ▪ Quanterix expects to realize substantial cost savings of $20M within the first year after closing and $40M by the end of 2026 ▪ Quanterix is expected to benefit from significant scale, an expanded product portfolio, a strong balance sheet and an accelerated path to profitability, improving its competitive position in a dynamic industry environment ▪ The transaction delivers compelling value to Quanterix stockholders and offers significant ownership of a stronger pro forma entity The Compelling Transaction Is the Result of a Rigorous Process Led by Independent Directors ▪ From time to time, the Board has considered certain strategic alternatives; in 2023, it formed a dedicated Transaction Committee which, among other alternatives, identified Akoya as the single best potential merger partner for Quanterix ▪ In 2024, following Akoya’s outreach as part of its sale process, the Board reconvened the Transaction Committee, which was comprised solely of independent and unconflicted directors with M&A and transactional experience, to support a renewed evaluation ▪ Despite strong interest in Akoya from other potential suitors, the Board did not raise the implied value of its proposals during its negotiations to reach the initial deal in January 2025 ▪ In light of market volatility, the Board recently renegotiated the transaction ▪ The amended transaction provides Quanterix stockholders substantially greater ownership and a larger percentage of the future profits and value of the combined company

Quanterix Leader in Ultra - Sensitive Biomarker Detection 8 Publications Installed Base 2024 Revenue 2024 Non - GAAP Gross Margin 1 Differentiated technology Proven track record of operational discipline Early penetration in multi - billion diagnostics CLIA lab running validated neuro LDTs North America: 64% | EMEA: 26% | APAC: 10% 2024 Revenue by Geography 1. GAAP gross margin of 61%. GAAP gross margin does not include shipping and handling costs, which include freight and other activities costs associated with product shipments. Non - GAAP gross margin includes these shipping and handling costs. See Appendix for non - GAAP reconciliations.

9 Strong Track Record of Operational Execution 7 consecutive quarters of double - digit growth CAGR of 14% 1 Quality, repeating customer base Increased from ~65% to ~80% 1 Successful execution of Fix, Innovate and Translate (FIT) program Increased from ~37% to ~55% 1,2 Resulting from optimized overall efficiency Reduced from $58M to $32M 1 Building a robust product development pipeline Increased from <5 to 20 new assays 1 1. From 2022 to 2024. 2. GAAP gross margin of 38% and 60%, respectively, in 2022 and 2024. GAAP gross margin does not include shipping and handling costs, which include freight and other activities costs associated with product shipments. Non - GAAP gross margin includes these shipping and handling costs. See Appendix for non - GAAP reconciliations.

Akoya Biosciences Leading the Spatial Biology Revolution 10 Publications Installed Base 2024 Revenue 2024 Non - GAAP Gross Margin 1 Established leader with largest installed base in its market Fastest and most robust platform for tissue biomarker detection Recurring revenue through reagents, software and services Growing clinical business via clinical services and future CDx North America: 62% | EMEA: 23% | APAC: 15% 2024 Revenue by Geography 1. GAAP gross margin of 59%. Non - GAAP gross margin includes provision for excess and obsolete inventories - product discontinuation and lease exit inventory charges. See Appendix for non - GAAP reconciliations.

The Combination Advances Quanterix’s Growth Plan 11 Grow Menu Expand into adjacencies Translate into AD Diagnostics • Extend lead position in neurology biomarkers • Launch first - of - its - kind, novel brain - derived and neuro - inflammatory markers • Extracellular Vesicle (EVs) biomarker detection solutions • Enter immunology with launch of new mid - plex platform • Enter oncology through tissue and blood biomarker monitoring and detection • Inorganic investments to accelerate entrance into these high - growth segments • Build global Alzheimer's testing infrastructure with LucentAD Complete and Partner Lab enablement • FDA Breakthrough Designation; seeking approval along with ADLT reimbursement • Over $20M of capital allocated for 2024 and 2025 to advance Diagnostics

The Combined Company Will Be Well Positioned for Growth

01 Growth	Expecting **attractive growth** in a $5B[1] addressable market
02 Scale	Combined revenue of **~$220M**[2] Expecting strong organic revenue growth by 2026
03 Efficiency	Significant annual cost savings of **~$40M** by end of 2026 (**~$20M** by end of year 1 post close)
04 Acceleration	Path to **cash flow breakeven** in 2026 (approximately one year earlier than standalone)
05 Strong Runway	Strong combined balance sheet with **~$155M in cash** expected at time of closing[3]

1. *Management's estimate; excludes Dx and CDx.*
2. *Year ended December 31, 2024.*
3. *Assumes that the deal closes in Q2 2025.*

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Discovery Fueled by Ultra-Sensitivity
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Analysts Are Supportive of the Strategic Merits of the Combination We continue to believe the Akoya transaction is an attractive opportunity for Quanterix to leverage its strong relationships in academic research and translational medicine for biomarker discovery in both blood and tissue .” March 24, 2025 The addition of Akoya should also help accelerate Quanterix's translation into diagnostics , as biomarkers often move from tissue to blood. We believe the transaction is logical, bringing together complementary solutions to address attractive market opportunities.” January 10, 2025 13

Customers Are Also Supportive of the Combination

> "*We at Dana Farber/Brigham and Women's Cancer Center and MGB are* ***very excited about the prospect of combining information from blood plasma and from tissue*** *to provide comprehensive, longitudinal profiling of cancer patients."*



Jon Christopher Aster, MD, PhD
Michael A. Gimbrone Jr., MD, Endowed Chair in Pathology
Brigham and Women's Hospital

> "***Biomarker studies that span both tissue and blood assays are optimal for advancement of total care of cancer patients*** *from primary diagnosis (tissue) through disease monitoring (blood-based biomarkers) to disease recurrence when a second tissue-based analysis may be warranted."*



Michael Feldman, MD, PhD
Chair, Department of Pathology & Laboratory Medicine
Indiana University

> "*I am most* ***excited about tissue-based profiling for pre-treatment assessments*** *– assigning the right patient to the right drug from the beginning- followed by tissue-based profiling of the definitive surgical specimen after neoadjuvant therapy – to decide who needs to continue to receive drugs or a different therapy. And I strongly believe that* ***blood-based profiling will be the best approach for monitoring early disease recurrence****. Over time, I also anticipate that* ***blood-based profiling may help inform who even goes on to receive surgery*** *in the first place."*



Janis M. Taube, MD
Professor of Dermatology
Director, Division of Dermatopathology
Johns Hopkins School of Medicine

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Discovery Fueled by Ultra-Sensitivity
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II. The Combination Offers Stockholders the Greatest Opportunity for Value Creation 15

The Combination Expands Market Potential, Improves Scale and Creates a More Durable Business ▪ The transaction unites two companies focused on different yet complementary aspects of biomarker detection, enabling Quanterix to address a broader range of customer needs through joint commercial infrastructure ▪ The combination allows Quanterix to significantly and rapidly expand into attractive, high - growth adjacencies, including oncology and immunology, greatly increasing its market opportunity Complementary Technology and Service Offerings Expand Commercial Reach and Broaden the Addressable Market 01 ▪ Akoya has a strong business, with a leading market position, improving profitability and margins that are superior to Quanterix’s We Believe Akoya Is a Strong Business Poised for Growth 02 ▪ The combination is expected to double Quanterix’s installed base and enhance its scale, creating a leader in the life sciences tools industry ▪ The transaction accelerates Quanterix’s path to cash flow breakeven and supports the Company’s goal of continuing to deliver strong double - digit annual organic revenue growth The Combination Provides an Accelerated Path to Scale and Profitability 03 ▪ The combination provides an opportunity to leverage a common operating and commercial infrastructure to realize $40 million in annualized cost savings by the end of 2026 without compromising growth ▪ Quanterix has a track record of disciplined execution and operational improvements, reinforcing our confidence in our ability to realize cost efficiencies ▪ Given the complementary nature of the businesses, there are significant cross - selling opportunities to a combined installed base of >2,300 instruments Quanterix Expects to Realize Significant Synergies 04 ▪ The combined entity will have scale and diversified revenues, enabling it to pursue its growth plans with confidence in a rapidly evolving industry environment ▪ Quanterix will have financial flexibility to advance the Company’s global diagnostic testing infrastructure, including for Alzheimer's disease and other growth opportunities ▪ Exposure to high - growth pharma and diagnostics sectors will help to offset academic weaknesses The Combination Creates a More Durable Business in a Dynamic Industry Environment 05 16

01

The Transaction Expands Quanterix's Addressable Market in Research



$5B[1]
$3B[1]
$1B[1]

+ Tissue
Spatial Biology solutions
>1,300 Akoya installed base with focus on oncology and immunology

+ Immunology
Mid-plex Segment
Launch of Quanterix's new mid-plex platform

Neurology
Research Use Segment
~1,000 SIMOA installed base

>2,300 Combined Instrument Installed Base

- Addition of cutting-edge spatial biology capabilities
- Technology portfolio addresses customer needs in high-growth markets in neurology, oncology and immunology
- Akoya's position in oncology and immunology is complementary to Quanterix's industry-leading position in neurology and launch of new mid-plex platform
- Combined commercial platform and cross-selling opportunities enable further market development

1. *Management's estimate; Excludes Dx and CDx.*

Quanterix
Discovery Fueled by Ultra-Sensitivity
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The Transaction Expands Quanterix’s Addressable Market | NEUROLOGY 18 01 Source: 2023 Alzheimer’s Disease Facts and Figures from Alzheimer's Association® Alzheimer Disease International (https:// www.alzint.org) Global societal cost of dementia in the WHO report “Global status report on the public health response to dementia.” x Early detection x Monitoring x Differential diagnosis will play a large role enabling: globally living with Alzheimer’s global societal cost of dementia in 2019 By 2050 projected to Estimated $10 Billion AD segment Includes $1B of Research and $9B of Testing segment

The Transaction Expands Quanterix’s Addressable Market | IMMUNOLOGY 01 Mood disorder Immuno - oncology Asthma Infectious disease Neuro inflammation A D , M S , P D Arthritis Obesity Autoimmune disorder Inflammation related disorders Cytokine 4 - Plex Panels address translational research needs in inflammation & immunology Ultra - sensitive Precise Automated C4PA: IL - 1 ܤ IL - 10 IL - 6 TNF - C4PB: IL - 17A IL - 13 IL - 4 IL - 5 C4PC: IL - 2 IFN - IL - 6 IL - 8 IL - 4 IL - 8 IL - 2 IL - 6 IL - 1β IL - 5 IL - 17A IL - 13 IL - 10 IFN - γ TNF - α 19 Precise detection of key inflammatory and proinflammatory cytokines Estimated $2 Billion Immunology mid - plex segment

The Transaction Expands Quanterix’s Addressable Market | ONCOLOGY 01 20 Accelerate entry into Oncology Protein based tests have become increasingly important in testing and monitoring, and multi - omics - based approaches hasten need Accelerating effort by measuring biomarkers as they first transition from tissue to blood Estimated $2 Billion Spatial Biology segment

Quanterix and Akoya Are Uniquely Positioned to Accelerate New Tests 01 From identification of proteomic biomarkers to their detection Spatial detection and characterization of biomarkers Ultra - sensitive biomarker detection Technology From tissue to blood Tissue Blood Sample Addressing the largest markets with the greatest potential Neurology, Immunology, Oncology Markets Broad commercial reach and ability to cross - sell into a combined larger installed base >1,300 >1,000 Instruments Accelerate development of new liquid biopsy tests Discover and measure biomarkers in tissue at the start of disease Identify earliest signs of biomarkers crossing over from tissue to blood Clinical Opportunity 21

The Combination Unites Clinical and Anatomical Pathology… 01 x Liquid biopsy to tissue of origin x Choosing right treatment x Monitoring of tumor treatment x Continuous monitoring x Assess Minimum Residual Disease x Measure therapy efficacy x Fewer biopsies First integrated dashboard harmonizing pathologist toolset Integrated approach from tissue to blood Tissue discovery translated into blood biomarkers One partner: From discovery to clinic Clinical Pathology Blood Anatomical Pathology Tissue 22

…Which Will Create New Opportunities for Growth 01 Apply consumables product development engine to accelerate growth of new biomarker pairs across tissue and blood. Suite of synergistic biomarkers already in development Over the past 2 years, Quanterix grew reagents by 24% Replicate Quanterix’s Accelerator model to expand Akoya’s tissue testing services portfolio Over the past 2 years, Quanterix's Accelerator services grew 33% Installed base expansion creates new cross - selling opportunities Combined installed base of >2,300 instruments With upside opportunity in a potential multi - billion Alzheimer’s and Companion Diagnostics segment 23 Menu Services Doubling of footprint

01 Quanterix and Akoya's Complementary Technology and Service Offerings Expand Commercial Reach

	Instruments	Assay & Reagents	Lab Testing Services	Diagnostics
Quanterix (Discovery Fueled by Ultra-Sensitivity)	HD-X, SR-X, SP-X Ultra-sensitive SIMOA instruments – Benchtop & Sample to Answer	Catalog and custom assays in single-plex and multiplex formats	Lucent Diagnostics CLIA certified lab with wide menu of tests through Accelerator Laboratory	LucentAD Complete +90% Sensitivity, Specificity & Accuracy Broad Alzheimer's Disease menu with multi-marker offering with plans to pursue IVD
AKOYA BIOSCIENCES (The Spatial Biology Company)	PhenoCycler-Fusion 2.0 PhenoImager HT 2.0 Integrated end-to-end workflow and fastest whole-slide multispectral imaging system	Low to ultrahigh-plex protein and RNA panels; scalable to 100+ biomarkers	ISO CLIA certified lab offering custom assay development through Advanced Biopharma Solutions (ABS)	Acrivon Therapeutics Ongoing Phase II Ovarian, Endometrial & Bladder platinum resistant indicator NERACARE Immunoprint assay in early-stage melanoma patients Pipeline of Companion Diagnostics (CDx) commercialization potential







Quanterix
Discovery Fueled by Ultra-Sensitivity
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01 The Combination Presents a Compelling Opportunity to Expand into Oncology

Biomarkers originating in tissue identified by Akoya's spatial organization tools



Tissue leaks biomarkers into blood in ultra-low quantities

- ORF1p
- IFN-γ
- sPD-L1
- HEr2-Low
- EVs

First Tissue / Blood Complementary Biomarker Kits Coming in 2025

SIMOA ultra-sensitivity detecting those markers in blood

Best-in-class tissue and blood detection combination is expected to drive early detection and monitoring in Oncology … **Quanterix has already begun developing these tests**

Quanterix
Discovery Fueled by Ultra-Sensitivity

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Akoya’s gross margins have historically been superior to Quanterix’s Quarterly Non - GAAP Gross Margin 1 Akoya Has a Market Leading Business with Strong Margins 49.8% 57.8% 53.4% 54.7% 51.2% 50.7% 57.7% 57.4% 51.5% 60.6% 62.7% 56.8% 58.6% 57.8% 62.3% 67.4% 1Q 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 2Q 2024 3Q 2024 4Q 2024 Quanterix Akoya 02 26 1. Source: Company filings. Reflects non - GAAP gross margin. See Appendix for non - GAAP reconciliations.

Akoya’s LTM EBIT loss narrowed ~25% year - over - year in the fourth quarter of 2024 Akoya LTM EBIT ($M) 1 Akoya Is on a Path to Cash Flow Breakeven 02 27 1. Source: FactSet. ($66) ($68) ($69) ($64) ($56) ($56) ($48) ($44) ($41) 4Q 2022 1Q 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 2Q 2024 3Q 2024 4Q 2024

28 Akoya’s Prospects Compare Favorably to Peers Akoya’s top - line growth trajectory and gross margin profile are projected to be superior to peers 2024 - 2027E Consensus Revenue CAGR 1 2027E Consensus Gross Margin 1 1. Source: FactSet. Data as of April 25, 2025. Peer data refers to median. 2. Performance Peers include 10xGenomics, Cytek Biosciences, Illumina, Nautilus Biotechnology, Pacific Biosciences of California, Quantum - Si, Seer and Standard BioTools. 3. Life Sciences Tools Peers include 10x Genomics, Bio - Techne, Cytek Biosciences, Illumina, Maravai Lifesciences, Mesa Laboratories, Oxford Nanopore Technologies, Pacific Biosciences of California, Quantum - Si, Seer and Standard BioTools. 11% 8% 6% Akoya Performance Peers² Life Sciences Tools Peers³ 62% 57% 58% Akoya Performance Peers² Life Sciences Tools Peers³ 02

29 Scale Matters in the Life Sciences Tools Industry 03 Scaled life sciences tools companies are generally rewarded with higher valuation multiples and have historically delivered superior returns Median EV/2025E Revenue Multiple of Life Sciences Tools Companies 1,2 Median Annualized Total Stockholder Return of Life Sciences Tools Companies 1,2 1. Source: FactSet. 2. “>$1B Revenue” companies include Thermo Fisher Scientific, Agilent Technologies, Illumina, Bruker, Bio - Rad, QIAGEN and Bio - Techne. “<$1B Revenue” companies include 10x Genomics, Oxford Nanopore Technologies, Maravai Lifesciences, Mesa Laboratories, Cytek Biosciences, Pacific Biosciences of California, Standard BioTools and Seer. 3. “Unaffected Date” refers to January 9, 2025. “Current” refers to April 25, 2025. 5.2x 3.3x 4.3x 2.1x Median >$1B Revenue Median <$1B Revenue At Unaffected Date³ Current³ 3% (6%) (13%) 0% (17%) (42%) (14%) (21%) (27%) (33%) (16%) 1 - Year 5 - Year 5% 1 - Year 5 - Year At Unaffected Date³ 3 - Year Current³ 3 - Year Median >$1B Revenue Median <$1B Revenue

30 The Combined Company Will Have Significant Scale 03 The combination creates the opportunity for increased scale, a broader product portfolio and a faster path to cash flow breakeven 1. Source: FactSet and company filings. 2024 Pro Forma Revenue ($M) 1 $4,372 $611 $200 $174 $154 $137 $82 $14 $3 $0 $219

04 The Transaction Provides an Opportunity for Significant Cost Savings

			Target in First 12 Months	Target for Full Year 2026
Operations	Operational familiarity drives complete footprint consolidation	▪ Located near each other in the Boston area ▪ Have similar operating infrastructure ▪ Use nearly identical tools and antibodies / reagents ▪ Familiarity with Akoya instrument and kits as part of Quanterix organic program developing tissue/blood assays	~$2M	$4M
Commercial	Common customer segments deliver significant commercial synergies	▪ ~50% of the combined commercial team visits the same biopharma biomarker customers ▪ Potential to cross-sell across a combined >2,300 instrument installed base	~$9M	~$13M
General and Administrative	Clear duplicative costs	▪ Overlap of corporate, supply chain and other support functions offers significant optimization opportunity	~$9M	~$23M
		Total	**~$20M**	**~$40M**

Quanterix has a proven track record of operational discipline and has demonstrated its ability to reduce cash burn and expand margins by driving efficiencies

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Discovery Fueled by Ultra-Sensitivity
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32 1. Based on combined 2024 operating expenses of $230.3 million, as disclosed in Quanterix’s and Akoya’s Form 10 - Ks, both of which were filed with the SEC on March 17, 2025. We Have a Clear Line of Sight to Achieving Anticipated Cost Savings 04 ▪ We identified significant cost savings opportunities through a collaborative, months - long diligence effort with Akoya ▪ As part of that process, we identified several SG&A savings opportunities that we expect to realize expeditiously ▪ The cost savings will be derived from three main sources: — Increased operational efficiencies and footprint optimization: there is a large amount of overlap in our facilities (both companies are located in the Boston area, for example) and fulfillment processes, with opportunities for improvement and adoption of best practices — Streamlined commercial infrastructure: there is significant geographic overlap in our business models as well as our key customers; integrating our sales and service teams will significantly reduce costs — Elimination of duplicative corporate costs: there is significant overlap of the corporate functions of both companies that we will be able to streamline, which we expect to have an outsized impact given our small sizes ▪ The combination is expected to generate $40 million in annual cost savings by YE 2026, with $20 million expected to be realized within the first year following closing; targeted annual cost savings represent ~17% of combined 2024 operating expenses 1 ▪ Quanterix has made significant investments in scalability as part of our standalone transformation; we will leverage those investments and that experience to drive savings in testing and manufacturing for the combined company Quanterix expects to achieve significant cost savings and is confident in its ability to execute on cross - selling opportunities, given the considerable operational and customer overlap

33 Quanterix Is Expected to Be Well Positioned to Continue to Invest in Alzheimer’s Disease Testing, a ~$10B Market 05 Ongoing trials BioHermes II 100% enrollment Q4 2025 Davos Mt Sinai 100% enrollment Q3 2025 Davos VUMC 100% enrollment Q4 2025 CANTATE Phase II 100% enrollment Q4 2025 $20 Million investment to support development of Alzheimer’s diagnostics infrastructure over 2024 and 2025 Building lab capacity 30+ team offering testing services >0.75M tests per year with capacity to increase to 3x Commercial team Dedicated team of 12 direct Dx sales plus 8 commercial support 12 Reference labs signed up for building LDTs 0.75M Testing capacity 4 s Pro s tudie s pe c t ive 20 Diagnostics team 1 1. 2025 Plan.

05 The Combined Company Is Expected to Be Well Positioned to Navigate National Institutes of Health (NIH) Funding Uncertainty

Standalone vs. Pro Forma NIH and Non-NIH Non-GAAP Gross Profit[1]



Non-NIH
NIH-Funded
$58
$39
$97
$17
$11
$125
$28
$97
Quanterix 2024²
Akoya 2024²
Pro Forma
Quanterix 2024
Akoya 2024
Total Pro Forma Non-GAAP Gross Profit³
Non-NIH Non-GAAP Gross Profit³
NIH Non-GAAP Gross Profit³

The combined company is expected to have significantly more gross profit dollars not tied to NIH funding than standalone Quanterix, which we believe will provide stability and optionality in a pressured environment

Quanterix
Discovery Fueled by Ultra-Sensitivity

1. *Source: Company filings.*
2. *NIH non-GAAP gross profit represents ~22.5% of total non-GAAP gross profit.*
3. *See Appendix for non-GAAP reconciliations.*

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05 The Combined Entity Will Be More Compelling than Standalone

	Standalone Quanterix	Pro Forma Quanterix + Akoya
Scale and Growth	▪ Expected revenue growth of 2% to 6% in 2025 ▪ Installed base of >1,000 instruments	▪ **Revenue ~60% higher** than standalone Quanterix[1] ▪ Significant cross-selling opportunities to a **combined installed base of >2,300 instruments**
Clinical Opportunity	▪ Identifying biomarkers crossing over from tissue to blood ▪ Focused on neuro-based biomarkers, with intention to expand further into other indications	▪ Expanded tool set that would be able to measure and monitor signals as they travel **through the disease pathway—from tissue to blood** ▪ Potential to accelerate **expansion into some of the largest and most dynamic areas of healthcare**, including oncology and immunology
Market Opportunity	▪ ~$1B opportunity in the neurology research market[2] ▪ Upside in Alzheimer's diagnostics, a ~$10B market	▪ Positioned to capture a **$5B market opportunity**[2] by addressing a broader range of customer needs and expanding rapidly into attractive, high-growth adjacencies ▪ Additional upside opportunity from Akoya's **companion diagnostics business, a ~$7B market**
Cost Savings and Margins	▪ No opportunity for significant cost savings	▪ Annual **cost savings of ~$40M expected by end of 2026** (~$20M expected by end of first year post close), accelerating the Company's path to profitability
Cash and Cash Flow Breakeven	▪ Path to cash flow breakeven in 2027 ▪ Cash runway of approximately seven years[3]	▪ Path to **cash flow breakeven in 2026** (~1 year earlier than standalone) ▪ **Strong combined balance sheet with $155M in cash** expected at time of closing[4] and a comfortable cash runway

1. *Based on 2024 revenue.*
2. *Management's estimate; excludes Dx and CDx.*
3. *Based on $292 million in cash, cash equivalents, marketable securities and restricted cash as of December 31, 2024 and anticipated cash usage in 2025 of $60 million at the midpoint of the range.*
4. *Assumes that the deal closes in Q2 2025.*

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Discovery Fueled by Ultra-Sensitivity
35

36 The Combined Entity Will Be More Compelling than Standalone (Continued) 05 +129% 2,365 1,330 1,035 Instrument Installed Base Larger Customer Footprint and Addressable Market +54% 4,933 1,733 3,200 Cumulative Publications +400% $5,000 $4,000 $1,000 Addressable Market – Research ($M) +70% $17,000 $7,000 $10,000 Addressable Market – Diagnostics ($M) +59% $219 $82 $137 2024 Revenue ($M) Enhanced Scale +64% $231 $90 $141 2025E Revenue ($M) 1 +244 bps 57% 59% 55% 2024 Non - GAAP Gross Margin 2 Improved Margins +172 bps 59% 61% 57% 2025E Non - GAAP Gross Margin 1 One Year Sooner 2026 2028 2027 Cash Flow Breakeven 1 Accelerated Path to Profitability vs. Standalone Pro Forma Standalone AKYA Standalone QTRX Source: FactSet and company filings. Consensus estimate data as of April 25, 2025. 1. Based on consensus estimates. 2. See Appendix for non - GAAP reconciliations.

III. The Amended Transaction Is the Result of a Rigorous Process Led by an Unconflicted Transaction Committee and an Independent Board of Directors 37

The Compelling Transaction Is the Result of a Rigorous Process Led by Independent Directors

A	**Quanterix's Board of Directors Is Experienced and Independent**	▪ The process was led by an independent Board and an unconflicted Transaction Committee comprised of experienced directors with deep knowledge of diagnostics, life sciences, M&A transactions, strategic partnerships and financings ▪ All directors understand and embrace their fiduciary duties to Quanterix shareholders and adhered to those duties at all times throughout the transaction process
B	**The Board Conducted a Robust Process to Arrive at the Initial Transaction**	▪ From time to time, the Board has considered certain strategic alternatives; in 2023, it formed a dedicated Transaction Committee which, among other alternatives, identified Akoya as a leading merger candidate ▪ In 2024, following Akoya's outreach as part of its sale process, the Board reconstituted the Transaction Committee, to support a renewed evaluation of Akoya and an efficient and effective process ▪ The Company conducted extensive diligence and carefully evaluated Akoya's performance and prospects over several months ▪ Despite strong interest in Akoya from other potential suitors, the Board did not raise the implied value of its proposals during negotiations, remaining disciplined throughout the process and structuring a deal that made sense for stockholders at the time ▪ During the course of a competitive process involving multiple bidders for Akoya, the Quanterix Board's skillful negotiation resulted in a final exchange ratio with an implied value per share of Akoya that was lower than that of Quanterix's initial proposal ▪ The factors that caused other parties to withdraw from Akoya's sale process were not an impediment to Quanterix given the Company's financial strength and Akoya's strategic fit, synergy potential, scale benefits and cultural compatibility with Quanterix
C	**When Conditions Changed, the Board Renegotiated to Achieve the Amended Transaction**	▪ When macroeconomic circumstances changed, the Board reengaged and renegotiated a favorable deal for stockholders ▪ The amended transaction will result in an implied value that is significantly lower than the deal that was announced in January 2025 and will require Quanterix to issue over 9 million fewer shares, mitigating dilution concerns ▪ The original and revised implied transaction multiples compare favorably to precedents

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38

A | Quanterix's Board of Directors Is Experienced and Independent



Bill Donnelly
Independent Chair
Director since 2023

- Former CFO of Mettler-Toledo, where he oversaw financials, investor relations, supply chain and information technology
- Seasoned executive and strategic advisor with senior financial roles at Elsag Bailey and as an auditor at PwC



Masoud Toloue, PhD
Chief Executive Officer
Director since 2022

- Scaled PerkinElmer's Diagnostics division to over 50% of the Company's revenue as SVP, Diagnostics
- Founded and led Bioo Scientific's next-generation sequencing business until its acquisition by PerkinElmer
- Co-founded Genohub, transforming it into a global sequencing platform



Jeffrey Elliott
Independent Director
Director since 2024

- Former CFO and COO at Exact Sciences Corp., overseeing numerous acquisitions and venture investments to effectively scale the business
- Former senior equity research analyst at Robert W. Baird, specializing in diagnostics and life sciences tools



Karen Flynn
Independent Director
Director since 2022

- Experienced biopharma executive, previously serving as CCO of Catalent and West Pharmaceutical Services
- Proven public board leadership at Sotera Health Company, Catalent and Recro Pharmaceuticals (n/k/a Societal CDMO)



Sarah Hlavinka
Independent Director
Director since 2019

- Seasoned legal executive, serving as CLO of The ODP Corporation, overseeing legal strategy and regulatory affairs for a major public company
- Previously served as General Counsel of Itron, Xerox and ABM Industries



Martin D. Madaus, PhD[1]
Independent Director
Director since 2010

- Extensive executive and operational expertise in life sciences, as former CEO of Quanterix, OrthoClinical and Millipore, where he led the acquisition by Merck KGaA
- Former COO of Sherlock Biosciences and Operating Executive to The Carlyle Group



Ivana Magovčević-Liebisch, PhD, JD
Independent Director
Director since 2024

- Over 25 years of biopharma experience, including founding Vigil Neuroscience where she serves as CEO, raised more than $350 million and advanced its lead pipeline candidates into clinical development
- Proven track record in drug development with senior roles at Dyax Corp and Transkaryotic Therapies



Paul Meister
Independent Director
Director since 2013

- Veteran life sciences investor as Partner in Novalis LifeSciences and Co-Founder and CEO of Liberty Lane Partners
- Former President of MacAndrews & Forbes and CEO of Revlon and inVentiv Health (n/k/a Syneos Health)



David Walt, PhD
Director
Director since 2017

- Founding scientist of Quanterix and Illumina with groundbreaking contributions in optical sensors and single-molecule detection
- Renowned academic and National Inventors Hall of Fame Inductee
- Extensive public biotech company board experience

● M&A / Transactional Experience
● Healthcare Industry Experience
● R&D / Scientific Experience
● Legal / Regulatory Experience
● Capital Markets / Finance Experience
● Public Co. Board Experience
● Public Co. Executive Experience
● Corporate Governance Experience
▭ Transaction Committee member
▭ Excluded from deliberations

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Discovery Fueled by Ultra-Sensitivity

1. Dr. Madaus has notified the Board of his intention to resign from the Board no later than the Company's 2025 annual meeting of stockholders.

39

The Board’s disciplined, responsive and engaged approach has resulted in a compelling transaction for Quanterix stockholders From time to time, the Board has considered certain strategic alternatives; in 2023, it formed a dedicated Transaction Committee which, among other alternatives, identified Akoya as a leading merger candidate The Board Considered a Range of Alternatives 01 In 2024, following Akoya’s outreach as part of its sale process, the Board reconstituted the Transaction Committee, which was comprised solely of independent and unconflicted directors with M&A and transactional experience, to support a renewed evaluation of Akoya and an efficient and effective process The Board Reconvened the Transaction Committee to Focus Its Efforts 02 The Company conducted extensive due diligence and submitted hundreds of diligence questions through the data room in its efforts to carefully evaluate Akoya’s performance, prospects and technology Quanterix Conducted Deep Diligence on Akoya 03 There was significant competitive tension – three other parties made proposals after conducting due diligence and another party continued to be engaged as the original deal was being finalized – but the Quanterix Board did not meaningfully increase the implied value of its proposals during the negotiations The Board Remained Disciplined in Its Negotiations 04 After concerns around NIH funding cuts and general macroeconomic uncertainty drove stock prices of life sciences tools companies lower, Quanterix reengaged with Akoya and renegotiated to arrive at the amended transaction that provides Quanterix stockholders with substantially improved economics The Board Reengaged and Renegotiated in the Face of Macroeconomic Headwinds 05 The Board Conducted a Robust Process B 40

B | Concerns Expressed by Other Parties During the Sale Process Were Not an Impediment to Quanterix

Party	Party's Expressed Concerns	Why Quanterix Does Not Share those Concerns
Party B	Party B had a different view than Quanterix with respect to the potential, timing and strategic fit of Akoya's Companion Diagnostics (CDx) strategy, and had insufficient cash to repay Akoya's debt	**Quanterix has ample cash to repay Akoya's debt** without materially impairing its balance sheet, and the acquisition is expected to accelerate Quanterix's ability to generate cash
Party C	Party C claimed that the synergy potential was not large enough to mitigate cash burn and accelerate profitability	For Quanterix, Akoya's co-located footprint in Boston, ~50% commercial overlap, reagent production similarities and corporate functions are **sufficiently meaningful synergies and are expected to accelerate cash-flow breakeven**
Party E	Party E indicated that it admired Akoya's business and product, but had reservations regarding Akoya's scale and profitability	**Akoya significantly enhances Quanterix's scale**, more than doubling the instrument installed base and with the potential to increase revenue and gross profit by ~60-70%[1]; the combined company will also benefit from complementary commercial infrastructure
Party L	Party L expressed concerns about "cultural compatibility" and was not prepared to take on the time and effort of integrating and advancing Akoya's CDx platform	The strategic fit and cultural compatibility between Quanterix and Akoya are strong, and Quanterix believes that **Akoya's advancement into the CDx business represents a compelling growth opportunity**

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Discovery Fueled by Ultra-Sensitivity

Source: Quanterix Form S-4/A, filed with the SEC on April 10, 2025.
1. Based on 2024 revenue and gross profit.

41

C | The Amended Transaction Is Attractive in Light of Industry Headwinds

Indexed Price of Performance Peers Since Initial Transaction Announcement[1,2]


100%
-46%
54%
At Announcement (Jan. 2025)³
At Amendment (Apr. 2025)⁴

Market dislocation driven by NIH funding concerns and general macroeconomic uncertainty…

Merger Consideration per Akoya Share[1]


$3.73
-67%
$1.87
$1.24
Value of Initial Consideration at Announcement (Jan. 2025)³
Value of Initial Consideration in Apr. 2025⁴
Value of Consideration of Amended Transaction⁴

…led the Board to renegotiate the transaction in a manner that benefits Quanterix stockholders

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Discovery Fueled by Ultra-Sensitivity

1. *Source: FactSet and company filings.*
2. *Performance Peers include 10xGenomics, Cytek Biosciences, Illumina, Nautilus Biotechnology, Pacific Biosciences of California, Quantum-Si, Seer and Standard BioTools. Peer data refers to median.*
3. *As of January 9, 2025.*
4. *As of April 25, 2025.*

42

The Implied Value of Our Proposals Declined Over Time, Reflecting the Board’s Ability to Negotiate a Favorable Initial Transaction C Even though Quanterix was in a competitive bidding process, the Board negotiated a favorable exchange ratio that valued Akoya at approximately $0.12 per share lower than Quanterix’s initial proposal Evolution of Quanterix Proposals 1 $3.50 $3.50 $3.39 $3.38 0.265 0.297 0.297 0.318 Nov. 1 (Initial) Dec. 11 Dec. 17 Dec. 23 (Final) Implied Offer Price at Time of Proposal Exchange Ratio 43 1. Source: Quanterix Form S - 4/A, filed with the SEC on April 10, 2025.

Evolution of Quanterix Proposals 1 The Amended Transaction Is Markedly Better than the Initial Transaction C The Board reengaged with Akoya and renegotiated the transaction in a manner that is favorable to Quanterix stockholders $3.38 44 1. Source: Quanterix Form S - 4/A, filed with the SEC on April 10, 2025. $1.87 $1.24 Initial Transaction Implied Offer Price at Time of Final Proposal (Dec. 2024) Initial Transaction Implied Offer Price as of Apr. 25 Amended Transaction Implied Offer Price as of Apr. 25

The implied transaction multiple for Akoya is the lowest among comparable life sciences transactions over the last few years EV/LTM Revenue Multiple at Announcement 1 The Implied Transaction Multiple Compares Favorably to Precedent Transactions at Announcement C 45 1. Source: FactSet and company filings. 19.7x 13.8x 12.4x 3.5x 2.9x 2.9x 1.4x 1.4x 1.4x Olink (2024) BioLegend (2021) Abcam (2023) Nanostring (2024) Akoya (Initial) (2025) Isoplexis (2022) SomaLogic (2023) Akoya (Amended) (2025) PhenomeX (2023) Median: 3.5x

IV. Conclusion 46

The Combined Company Will Be Uniquely Positioned to Deliver Value 47 Significant cost savings across operations and SG&A Expanded customer relationships & continuum of solution offerings maximize cross - selling opportunities Creates first integrated platform of liquid and tissue biomarkers Unlocks a high - growth $ 5 B 1 addressable market across neurology, immunology and oncology Combined revenue of ~ $220M 2 Expected strong organic revenue growth by 2026 Significant annual cost savings of ~$40M by end of 2026 Path to free cash flow breakeven in 2026 Transformative Portfolio High Growth Accelerated Returns 1. Management’s estimate; excludes Dx and CDx. 2. Year ended December 31, 2024.

Conclusion The Combination Provides Stockholders the Best Opportunity for Value Creation ▪ The transaction brings together complementary offerings to establish a market leader with an integrated platform for identifying and measuring biomarkers across both blood and tissue ▪ The combination positions Quanterix to expand its technology portfolio into new, high - growth markets, expanding its served addressable market from $1B to $5B in the research market ▪ Quanterix expects to realize substantial cost savings of $20M within the first year after closing and $40M by the end of 2026 ▪ Quanterix is expected to benefit from significant scale, an expanded product portfolio, a strong balance sheet and an accelerated path to profitability, improving its competitive position in a dynamic industry environment ▪ The transaction delivers compelling value to Quanterix stockholders and offers significant ownership of a stronger pro forma entity 48 The Compelling Transaction Is the Result of a Rigorous Process Led by Independent Directors ▪ From time to time, the Board has considered certain strategic alternatives; in 2023, it formed a dedicated Transaction Committee which, among other alternatives, identified Akoya as the single best potential merger partner for Quanterix ▪ In 2024, following Akoya’s outreach as part of its sale process, the Board reconvened the Transaction Committee, which was comprised solely of independent and unconflicted directors with M&A and transactional experience, to support a renewed evaluation ▪ Despite strong interest in Akoya from other potential suitors, the Board did not raise the implied value of its proposals during its negotiations to reach the initial deal in January 2025 ▪ In light of market volatility, the Board recently renegotiated the transaction ▪ The amended transaction provides Quanterix stockholders substantially greater ownership and a larger percentage of the future profits and value of the combined company

V. Appendix 49

Three Months Ended December 31, 2024 September 30, 2024 June 30, 2024 March 31, 2024 December 31, 2023 September 30, 2023 June 30, 2023 March 31, 2023 (Amounts in millions except percentages) $22.2 $20.2 $22.2 $18.5 $19.4 $19.4 $19.4 $16.0 Gross profit ($1.9) ($2.0) ($2.1) ($2.1) ($2.1) ($2.6) ($1.6) ($1.8) Less: Shipping and handling costs $20.3 $18.2 $20.2 $16.4 $17.3 $16.8 $17.8 $14.2 Adjusted gross profit (non - GAAP) $35.2 $35.8 $34.4 $32.1 $31.5 $31.6 $30.8 $28.5 Total revenues 63.0% 56.3% 64.7% 57.8% 61.5% 61.5% 63.0% 56.2% Gross margin 1 57.7% 50.7% 58.6% 51.2% 54.7% 53.4% 57.8% 49.8% Adjusted gross margin (non - GAAP) 2 1. Gross profit as a percentage of total revenues. 2. Non - GAAP gross profit as a percentage of total revenues. 50 Reconciliation of Quarterly GAAP to Non - GAAP Measures – Quanterix

Three Months Ended December 31, 2024 September 30, 2024 June 30, 2024 March 31, 2024 December 31, 2023 September 30, 2023 June 30, 2023 March 31, 2023 (Amounts in millions except percentages) $14.4 $11.7 $13.4 $8.4 $16.6 $15.3 $12.1 $12.3 Gross profit - - - $2.0 - - - - Plus : Provision for excess and obsolete inventories - product discontinuation and lease exit inventory changes $14.4 $11.7 $13.4 $10.4 $16.6 $15.3 $12.1 $12.3 Adjusted gross profit (non - GAAP) $21.3 $18.8 $23.2 $18.4 $26.5 $25.2 $23.5 $21.4 Total revenues 67.4% 62.3% 57.8% 45.7% 62.7% 60.6% 51.5% 57.4% Gross margin 1 67.4% 62.3% 57.8% 56.8% 62.7% 60.6% 51.5% 57.4% Adjusted gross margin (non - GAAP) 2 1. Gross profit as a percentage of total revenues. 2. Non - GAAP gross profit as a percentage of total revenues. 51 Reconciliation of Quarterly GAAP to Non - GAAP Measures – Akoya

Reconciliation of Annual GAAP to Non - GAAP Measures – Quanterix 1. Gross profit as a percentage of total revenues. 2. Non - GAAP gross profit as a percentage of total revenues. 52 Year Ended December 31, 2024 Year Ended December 31, 2022 (Amounts in millions except percentages) $83.1 $46.8 Gross profit ($8.1) ($7.2) Less: Shipping and handling costs $75.0 $39.6 Adjusted gross profit (non - GAAP) $137.4 $105.5 Total revenues 60.5% 44.4% Gross margin 1 54.6% 37.5% Adjusted gross margin (non - GAAP) 2

53 1. Gross profit as a percentage of total revenues. 2. Non - GAAP gross profit as a percentage of total revenues. 3. Non - GAAP gross profit from U.S. academic customers used as a proxy for NIH - funded non - GAAP gross profit. Reconciliation of Annual GAAP to Non - GAAP Measures – Quanterix and Akoya Year Ended December 31, 2024 Akoya BioSciences Quanterix Corporation (Amounts in millions except percentages) $47.9 $83.1 Gross profit - ($8.1) Less: Shipping and handling costs $2.0 - Plus: Provision for excess and obsolete inventories - product discontinuation and lease exit inventory changes $49.9 $75.0 Adjusted gross profit (non - GAAP) $81.7 $137.4 Total revenues 58.6% 60.5% Gross margin 1 61.1% 54.6% Adjusted gross margin (non - GAAP) 2 $11.2 $16.9 Adjusted gross profit from U.S. academic customers 3 $38.7 $58.1 Adjusted gross profit from all other customers $49.9 $75.0 Adjusted gross profit (non - GAAP)